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--------------------------------------------------------------------------------


                             Morgan Stanley
                             Spectrum Series








October 2001
Monthly Report



This Monthly Report supplements
the Spectrum Funds' Prospectus
dated March 23, 2001.




                             [MORGAN STANLEY LOGO]





                                                               November 30, 2001

MORGAN STANLEY SPECTRUM SERIES
HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

FUNDS
SPECTRUM COMMODITY                YEAR           RETURN
                                  ---------------------
                                  1998            -34.3%
                                  1999             15.8%
                                  2000              3.2%
                                  2001 (10 months)-27.5%

          Inception-to-Date Return:      -43.1%
          Annualized Return:             -13.7%
--------------------------------------------------------------------------------
SPECTRUM CURRENCY                 YEAR           RETURN
                                  ---------------------
                                  2000 (6 months)  11.7%
                                  2001 (10 months) -0.7%

          Inception-to-Date Return:       10.9%
          Annualized Return:               8.1%
--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -1.7%       1998             16.4%
     1995             22.8%       1999              0.7%
     1996             -3.6%       2000              0.9%
     1997             18.2%       2001 (10 months) -1.2%

          Inception-to-Date Return:       60.7%
          Annualized Return:               7.0%
--------------------------------------------------------------------------------
SPECTRUM SELECT
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1991 (5 months)  31.2%       1996              5.3%
     1992            -14.4%       1997              6.2%
     1993             41.6%       1998             14.2%
     1994             -5.1%       1999             -7.6%
     1995             23.6%       2000              7.1%
                                  2001 (10 months) 16.7%

          Inception-to-Date Return:      175.1%
          Annualized Return:              10.4%
--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)   0.1%       1998              7.8%
     1995             10.5%       1999             37.2%
     1996             -3.5%       2000            -33.1%
     1997              0.4%       2001 (10 months) -1.8%

          Inception-to-Date Return:        4.2%
          Annualized Return:               0.6%
--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -2.2%       1998             10.2%
     1995             17.6%       1999             -7.5%
     1996             18.3%       2000              7.8%
     1997              7.5%       2001 (10 months)  7.3%

          Inception-to-Date Return:       72.6%
          Annualized Return:               8.1%

DEMETER MANAGEMENT CORPORATION
c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor,
Harborside Financial Center Plaza Two,
Jersey City, NJ 07311-3977
Telephone (201) 876-4647

MORGAN STANLEY SPECTRUM
SERIES MONTHLY REPORT
OCTOBER 2001

Dear Limited Partner:

     The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of October 31, 2001 was as follows:

   FUNDS                      N.A.V.     % CHANGE FOR MONTH
   --------------------------------------------------------
   Spectrum Commodity         $ 5.69              -3.54%
   Spectrum Currency          $11.09              -0.86%
   Spectrum Global Balanced   $16.07               2.72%
   Spectrum Select            $27.51               6.01%
   Spectrum Strategic         $10.42               1.02%
   Spectrum Technical         $17.26               5.34%

SPECTRUM COMMODITY

     Spectrum Commodity, a long-only commodity fund, decreased in value during October primarily due to losses recorded in the metals markets from long positions in silver and gold futures as prices reversed lower on the heels of gains in the U.S. stock market. In soft commodities, losses were experienced from long cotton futures positions as prices continued trending lower on reports of larger-than-expected supplies. A portion of the Fund's overall losses was offset by gains recorded in the energy markets from long natural gas futures positions as prices rose on reports that supplies rose less-than-expected and on forecasts for a colder-than-average winter across much of the United States. In the agricultural markets, profits were recorded from long wheat futures positions as prices increased as dry weather in the U.S. midwest continues to cause concerns about future crop deterioration this winter.

SPECTRUM CURRENCY

     Spectrum Currency decreased in value during October primarily due to losses recorded early in the month from previously established short positions in the Australian dollar as its value reversed higher versus the U.S. dollar on reports of a sharp rise in U.S. jobless claims data and the buying of Australian bonds from Japan. Additional losses were experienced throughout the month in British pound trading as its value versus the U.S. dollar moved in a choppy, volatile fashion on conflicting economic reports. A portion of the Fund's overall losses was offset by gains recorded from previously established short positions in the South African rand as its value continued its downward trend versus the U.S. dollar due to the possibility that the South African central bank would prevent speculative trading in that currency.

SPECTRUM GLOBAL BALANCED

     Spectrum Global Balanced increased in value during October primarily due to gains recorded in the global interest rate futures markets from previously established long positions in U.S. and European, specifically German, interest rate futures as prices continued to trend higher on weak economic data out of the United

States, expectations for further interest rate cuts by the U.S. Federal Reserve and an announcement by the U.S. Treasury that the 30-year Treasury bond would be discontinued. In the global stock index futures markets, gains were recorded from long positions in European and U.S. stock index futures as equity prices rallied on positive corporate earnings reports and subsiding worries about the U.S. military conflict with Afghanistan. In soft commodities, gains were recorded from previously established short positions in cotton futures as prices continued trending lower on reports of larger-than-expected supplies. A portion of the Fund's overall gains was offset by losses recorded in the currency markets from previously established short crossrate positions in the Australian dollar as its value reversed higher versus the Japanese yen on reports of a sharp rise in U.S. jobless claims data and buying of Australian bonds from Japan. In the energy markets, losses were experienced from previously established short natural gas futures positions as prices reversed higher on reports that supplies rose less-than-expected and on forecasts for a colder-than-average winter across much of the United States.

SPECTRUM SELECT

     Spectrum Select increased in value during October primarily due to gains recorded in the global interest rate futures markets from previously established long positions in U.S. and European, specifically German, interest rate futures as prices continued to trend higher on weak economic data out of the United States, expectations for further interest rate cuts by the U.S. Federal Reserve and an announcement by the U.S. Treasury that the 30-year Treasury bond would be discontinued. In the metals markets, profits were recorded from previously established short positions in aluminum and copper futures as the prices of these base metals continued to trend lower amid poor demand caused by the global economic slowdown. In the energy markets, gains were recorded from previously established short futures positions in crude oil and its related products as oil prices continued to decline due to a bigger-than-expected increase in U.S. crude oil inventories and falling demand. A portion of the Fund's overall gains was offset by losses recorded in the currency markets from previously established long positions in the Japanese yen as its value reversed lower relative to the U.S. dollar weighed by pessimism towards Japan's economy and optimism regarding the U.S. economy. In the global stock index futures markets, losses were incurred from previously established short positions in Nikkei and Hang Seng Index futures as equity prices reversed higher following strong performance by the technology-heavy NASDAQ Composite Index.

SPECTRUM STRATEGIC

     Spectrum Strategic increased in value during October primarily due to gains recorded in the global interest rate futures markets from long positions in U.S. and European, specifically German, interest rate futures as prices continued to trend higher on weak economic data out of the United States, expectations for further interest rate cuts by the U.S. Federal Reserve and an announcement by the U.S. Treasury that the 30-year Treasury bond would be discontinued. In the metals markets, profits were recorded from short positions in aluminum and copper futures as the prices of these base metals continued to trend lower amid poor demand caused by the global economic slowdown. In the currency markets, gains were recorded during mid-month from short positions in the euro as its value weakened versus the U.S. dollar on bearish sentiment surrounding Europe's economic outlook. In the energy markets, profits were recorded from long natural gas futures positions as prices rose on reports that supplies rose less-than-expected and on forecasts for a colder-than-average winter across much of the United States. A portion of the Fund's overall gains was offset by losses recorded in the soft commodities markets from long cocoa futures positions as prices weakened on technically based factors. In the global stock index futures markets, losses were incurred from short positions in U.S., Japanese and European stock index futures as equity prices rallied on positive corporate earnings reports and subsiding worries about the U.S. military conflict with Afghanistan.

SPECTRUM TECHNICAL

     Spectrum Technical increased in value during October primarily due to gains recorded in the global interest rate futures markets from previously established long positions in U.S. and European, specifically German, interest rate futures as prices continued to trend higher on weak economic data out of the United States, expectations for further interest rate cuts by the U.S. Federal Reserve and an announcement by the U.S. Treasury that the 30-year Treasury bond would be discontinued. In the energy markets, profits were recorded from previously established short futures positions in crude oil and its related products as oil prices continued to decline due to a bigger-than-expected increase in U.S. crude oil inventories and falling demand. A portion of the Fund's overall gains was offset by losses recorded in the currency markets from previously established long positions in the British pound as its value reversed lower relative to the U.S. dollar due to investor jitters over Britain's involvement in the military strikes against Afghanistan and on disappointing economic reports out of England. In the global stock index futures markets, losses were incurred from previously established short positions in European, Japanese and U.S. stock index futures as equity prices reversed higher on positive corporate earnings reports and subsiding worries about the U.S. military conflict with Afghanistan.

     On November 1, 2001, the Funds were renamed Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Technical L.P., Morgan Stanley Spectrum Strategic L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Currency L.P., and Morgan Stanley Spectrum Commodity L.P., respectively.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor, Harborside Financial Center Plaza Two, Jersey City, NJ 07311-3977 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,


/s/ Robert E. Murray

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED OCTOBER 31, 2001
(UNAUDITED)

                                         MORGAN STANLEY                      MORGAN STANLEY                  MORGAN STANLEY
                                       SPECTRUM COMMODITY                   SPECTRUM CURRENCY           SPECTRUM GLOBAL BALANCED
                                   --------------------------          --------------------------     -----------------------------
                                               PERCENTAGE OF                       PERCENTAGE OF                     PERCENTAGE OF
                                              OCTOBER 1, 2001                     OCTOBER 1, 2001                   OCTOBER 1, 2001
                                                 BEGINNING                           BEGINNING                         BEGINNING
                                   AMOUNT     NET ASSET VALUE          AMOUNT     NET ASSET VALUE       AMOUNT      NET ASSET VALUE
                                  --------    ---------------         --------    ---------------     ---------     ---------------
                                      $              %                    $             %                  $              %
REVENUES
Trading profit (loss):
   Realized                       (230,958)        (1.70)                   --           --             941,971         1.68
   Net change in unrealized       (191,213)        (1.41)             (166,772)        (.46)            741,366         1.33
                                  --------         -----              --------         ----           ---------         ----
     Total Trading Results        (422,171)        (3.11)             (166,772)        (.46)          1,683,337         3.01

Interest income (Note 2)            21,331           .16                54,614          .15             113,115          .20
                                  --------         -----              --------         ----           ---------         ----

     Total Revenues               (400,840)        (2.95)             (112,158)        (.31)          1,796,452         3.21
                                  --------         -----              --------         ----           ---------         ----

EXPENSES
Brokerage fees (Note 2)             52,062           .38               138,741          .38             214,383          .38
Management fees (Notes 2 & 3)       28,295           .21                60,322          .17              58,256          .11
                                  --------         -----              --------         ----           ---------         ----

     Total Expenses                 80,357           .59               199,063          .55             272,639          .49
                                  --------         -----              --------         ----           ---------         ----

NET INCOME (LOSS)                 (481,197)        (3.54)             (311,221)        (.86)          1,523,813         2.72
                                  ========         =====              ========         ====           =========         ====


MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED OCTOBER 31, 2001
(UNAUDITED)

                               MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                             SPECTRUM COMMODITY                     SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                     -----------------------------------    ----------------------------------    ---------------------------------
                         UNITS        AMOUNT    PER UNIT        UNITS        AMOUNT   PER UNIT        UNITS        AMOUNT   PER UNIT
                     -------------  ----------  --------    -------------  ---------- --------    -------------  ---------- --------
                                         $          $                           $         $                           $         $
Net Asset Value,
  October 1, 2001    2,303,334.315  13,581,410    5.90      3,236,194.389  36,193,283  11.18      3,576,018.114  55,926,427   15.64
Net Income (Loss)               --    (481,197)   (.21)            --        (311,221)  (.09)                --   1,523,813     .43
Redemptions            (43,606.741)   (248,122)   5.69        (22,019.492)   (244,196) 11.09        (41,659.170)   (669,463)  16.07
Subscriptions           38,629.267     219,801    5.69        166,320.814   1,844,498  11.09         54,169.925     870,510   16.07
                     -------------  ----------              -------------  ----------             -------------  ----------

Net Asset Value,
   October 31, 2001  2,298,356.841  13,071,892    5.69      3,380,495.711  37,482,364  11.09      3,588,528.869  57,651,287   16.07
                     =============  ==========              =============  ==========             =============  ==========


      The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED OCTOBER 31, 2001
(UNAUDITED)

                                        MORGAN STANLEY                       MORGAN STANLEY                   MORGAN STANLEY
                                        SPECTRUM SELECT                    SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                   --------------------------          --------------------------     -----------------------------
                                               PERCENTAGE OF                       PERCENTAGE OF                     PERCENTAGE OF
                                              OCTOBER 1, 2001                     OCTOBER 1, 2001                   OCTOBER 1, 2001
                                                 BEGINNING                           BEGINNING                         BEGINNING
                                   AMOUNT     NET ASSET VALUE          AMOUNT     NET ASSET VALUE       AMOUNT      NET ASSET VALUE
                                  --------    ---------------         --------    ---------------     ---------     ---------------
                                      $              %                    $             %                  $              %
REVENUES
 Trading profit (loss):
   Realized                      6,659,754         2.63             (2,992,561)        (4.28)        (3,166,667)        (1.14)
   Net change in unrealized     11,872,159         4.69              4,190,835          6.00         20,340,300          7.33
                                ----------         ----                -------          ----         ----------          ----
     Total Trading Results      18,531,913         7.32              1,198,274          1.72         17,173,633          6.19

Interest income (Note 2)           415,330          .17                111,734           .16            434,648           .16
                                ----------         ----                -------          ----         ----------          ----

     Total Revenues             18,947,243         7.49              1,310,008          1.88         17,608,281          6.35
                                ----------         ----                -------          ----         ----------          ----

EXPENSES
Incentive Fees                   1,573,956          .62                     --            --            463,097           .17
Brokerage Fees (Note 2)          1,529,126          .61                422,043           .61          1,677,316           .61
Management Fees (Notes 2 & 3)      632,741          .25                174,639           .25            643,260           .23
                                ----------         ----                -------          ----         ----------          ----

   Total Expenses                3,735,823         1.48                596,682           .86          2,783,673          1.01
                                ----------         ----                -------          ----         ----------          ----

NET INCOME                      15,211,420         6.01                713,326          1.02         14,824,608          5.34
                                ==========         ====                =======          ====         ==========          ====

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED OCTOBER 31, 2001
(UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                      MORGAN STANLEY
                                SPECTRUM SELECT                     SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                    -------------------------------------   ----------------------------------   ----------------------------------
                         UNITS         AMOUNT    PER UNIT       UNITS        AMOUNT   PER UNIT       UNITS         AMOUNT   PER UNIT
                    --------------   ----------  --------   -------------  ---------- --------   -------------   ---------- --------
                                          $          $                          $         $                           $         $
Net Asset Value,
   October  1, 2001  9,754,626.650  253,096,583   25.95     6,773,513.091  69,855,388  10.31    16,945,484.217  277,624,679   16.38
Net Income                      --   15,211,420    1.56                --     713,326    .11                --   14,824,608     .88
Redemptions            (69,342.540)  (1,907,613)  27.51      (112,609.854) (1,173,395) 10.42      (181,562.757)  (3,133,773)  17.26
Subscriptions          147,681.544    4,062,720   27.51        64,815.160     675,374  10.42       205,331.356    3,544,019   17.26
                     -------------  -----------             -------------  ----------           --------------  -----------

Net Asset Value,
   October 31, 2001  9,832,965.654  270,463,110   27.51     6,725,718.397  70,070,693  10.42    16,969,252.816  292,859,533   17.26
                     =============  ===========             =============  ==========           ==============  ===========


      The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures, forward, and options contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES--The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION--Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of its average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS--The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such brokerage fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES--The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or

MORGAN STANLEY SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS--Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING--Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnership. Morgan Stanley DW pays all such costs.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges will be paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES--On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS--Spectrum Commodity will terminate on December 31, 2027. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities
  Management Inc.
  (formerly, Morgan Stanley
   Dean Witter Commodities
   Management, Inc.)

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Rabar Market Research, Inc.
  Sunrise Capital Management Inc.
  Northfield Trading L.P.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

MORGAN STANLEY SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month, and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

INCENTIVE FEE--Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.